Exhibit 10.1

For Immediate Release
PRESS RELEASE	Contact: Jeff Miller
012810.02	Tel: +1.281.529.7250
Global Industries Names Trudy P. McConnaughhay
As Vice President And Controller
CARLYSS, LOUISIANA (January 28, 2010) — Global Industries, Ltd. (Nasdaq: GLBL) announced today that Trudy P. McConnaughhay has been appointed Vice President & Controller. In this role, McConnaughhay will be responsible for worldwide financial reporting and accounting and will report to Peter Atkinson, President of Global. McConnaughhay joined Global in 1999 as Assistant Corporate Controller and has since held several other financial management roles including Director of Finance & Tax and Corporate Controller. She is a graduate of McNeese State University and has more than thirty (30) years of experience in both public and private accounting.
Global also announced that Peter A. Atkinson, President, will act as principal financial officer until the Company concludes its search for a Chief Financial Officer to replace Jeffrey B. Levos who resigned in November, 2009.
Global Industries, Ltd. is a leading solutions provider of offshore construction, engineering, project management and support services including pipeline construction, platform installation and removal, deepwater/SURF installations, IRM, and diving to the oil and gas industry worldwide. The Company’s shares are traded on the NASDAQ Global Select Market under the symbol “GLBL”.
This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.
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